Exhibit 10.45

                               FRANCHISE AGREEMENT

      THIS AGREEMENT made this day of Month, _____, by and between Maui Tacos International, Inc., a Georgia corporation, located at 740 Broadway, 12th Floor, New York, New York 10003 (the "Franchisor"), and Franchisee located Address (the "Operator," as also defined in Article 10):

                                   DEFINITIONS

      In this Agreement the following capitalized terms shall have the meanings set forth below, unless the context otherwise requires:

      (i) A Maui Tacos Branded Product is any product now existing or developed in the future that bears Franchisor's Marks and is sold by some or all Maui Tacos Franchisees or Franchisor or other entities such as supermarkets, grocery stores or convenience stores.

      (ii) A Maui Tacos Distribution Point or Distribution Point is any system other than a Maui Tacos Restaurant, where Authorized Maui Tacos Products using Franchisor's Marks are sold, such as carts, kiosks, vending machines or other product distribution systems developed now or in the future and authorized by Franchisor.

      (iii) A Maui Tacos Restaurant is a restaurant or other outlet, whether a Traditional Restaurant or a Nontraditional Restaurant, that specializes in the sale of Authorized Maui Tacos Products, as defined below, is operated under Franchisor's Marks, as defined below, and is authorized by a Franchise or License Agreement made or approved by Franchisor.

      (iv) A Nontraditional Restaurant is a Maui Tacos Restaurant located within another primary business or in conjunction with other businesses, some of which may be other fast-food type operations. A Nontraditional Maui Tacos Restaurant will likely be installed within other primary businesses or within a multi-branded facility where other branded or nonbranded restaurants share common space.

      (v) A Traditional Restaurant is a business premises that exists primarily as a Maui Tacos Restaurant. However, such Traditional Restaurant may also have other types of businesses located in it, but in such case the Maui Tacos Restaurant is the primary business.

      (vi) A System Restaurant is a Maui Tacos Restaurant from which Maui Tacos Authorized Products are sold for on-premises and off-premises consumption and from which Authorized Maui Tacos Products may be delivered for off-premises consumption.

      (vii) Authorized Products or Maui Tacos Authorized Products are products approved or authorized by Franchisor in accordance with Article 5 or 8 of this Agreement.

      WHEREAS, Franchisor is the owner of the trademark "Maui Tacos", which has been filed and/or registered with the United States Patent and Trademark Office of the United States of America, and may, in the future become the owner, licensee and/or authorized distributor for other
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trademarks, including logos and designs, related or unrelated to Franchisor's
Marks (referred to in this Agreement as "Franchisor's Marks"); and

      WHEREAS, Franchisor has developed and continues to develop a system for merchandising Maui Tacos authorized products, which system includes distinctive signs, food recipes, uniforms, and various trade secrets and other confidential information, and in some cases also includes architectural designs, equipment specifications, layout plans, inventory, record-keeping and marketing techniques (the "System") which are materially reflected in Franchisor's Operations Manual and Construction Manual (collectively, the "Manuals"). Franchisor identifies the System by Franchisor's Marks, and such other Trademarks, service marks, trade names, logos and designs as may be designated by Franchisor in writing as being authorized for use in the System. Franchisor's Marks identify for the public the source of the services rendered in accordance with the standards and specifications established by Franchisor; and

      WHEREAS, the System as used in existing Traditional and Nontraditional Maui Tacos Restaurants and Maui Tacos Distribution Points have established or will establish a reputation for quality, cleanliness, appearance and service, and through such operations and continued marketing and advertising efforts, have created demand and goodwill for the authorized Maui Tacos food products sold as a result of which the System has acquired valuable goodwill and a favorable reputation; and

      WHEREAS, Operator desires to enjoy the benefits of (i) operating under the System and using Franchisor's Marks, and (ii) being authorized and licensed to operate one System Restaurant as set forth below within the System in strict accordance with the standards and specifications established by Franchisor; and

      WHEREAS, Franchisor is willing to grant Operator a license under Franchisor's Marks and the System, subject to Operator's strict compliance with the terms and conditions of this Agreement.

      NOW, THEREFORE, the parties agree as follows:

                  ARTICLE 1. FRANCHISE RIGHT GRANTED, LOCATION.

1.1 GRANT.

      In consideration of the issuance of the franchise granted herein, Operator shall pay to Franchisor the non-refundable sum of $Price (the "Initial Fee"). In exchange, Franchisor hereby awards Operator the exclusive right to open and operate, under the terms of this Agreement, one System Restaurant specializing in selling high quality limited and specific food items as specified by Franchisor in Franchisor's Operations Manual, or subsequently added in accordance with Operations Manual amendments, under the name "Maui Tacos" at a location to be mutually agreed upon by both parties. No exclusive or protected market is intended to be granted by this Article. The Initial Fee shall be deemed fully earned by Franchisor upon the execution of this Agreement by Franchisor and Operator and shall not be refunded, in whole or in part, upon any termination of this Agreement, or at any other time or under any other circumstances.


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1.2 LICENSE.

      Franchisor hereby grants and awards to Operator, for the term set forth in this Agreement, and any renewal term, beginning on the date of this Agreement, the right and license, and Operator hereby undertakes the obligation, to operate the business described in this Agreement under Franchisor's Marks and such other of Franchisor's Marks as may be designated by Franchisor, to operate such business solely in accordance with the System, and only at the specific location to be agreed upon by Franchisor and Operator (the "Location").

1.3 LOCATION.

      No Location has been agreed upon at the time of the execution of this Agreement. Upon the leasing of the Location, Operator agrees to sublet the Location from an independent corporation designated by Franchisor, on the approved sublease form annexed to Franchisor's Uniform Franchise Offering Circular (the "UFOC", as further defined in Article 18). Any material violation of the sublease that is not cured after notice is given and within the applicable grace periods, as required by the terms of the sublease for the Location, is a violation of this Agreement. The signing of the sublease for the Location, or Operator's or any of its principle stockholder's or officer's written approval of the master lease for the Location, shall constitute Operator's approval of the Location. Operator shall engage only in the business of operating a System Restaurant at the Location and no other, except with Franchisor's prior written consent. Operator acknowledges its sole responsibility for finding the Location and that Franchisor is not obligated to directly or indirectly obtain an approved location for Operator. Franchisor's area subfranchisor, if any, as identified herein, however, may voluntarily (without obligation) assist Operator in obtaining an approved location, as well as other approved locations for other System Restaurant operators who have executed existing franchise agreements.

              ARTICLE 2. INSTALLATION AND COMMENCEMENT OF BUSINESS.

      Operator, at its own expense, shall (i) renovate the Location into a System Restaurant; (ii) obtain all necessary governmental permits and licenses prior to beginning the renovation of its Location into a System Restaurant and Operator shall fully complete the renovation, construction and equipping within a reasonable time thereafter. Operator shall commence operation of each System Restaurant no later than 30 days following substantial completion of the renovation and equipment installation at the Location, and shall give Franchisor 10 days written notice prior to commencing operations. In no event shall Operator construct or remodel the interior or exterior of any System Restaurant or make any improvements which vary from the then-current standards, plans, and specifications approved by Franchisor, without first obtaining Franchisor's prior written approval. Operator, at its own expense, shall obtain all municipal and state licenses necessary to operate Operator's System Restaurant prior to commencing business at its System Restaurant and shall maintain all licenses in full force and effect during the term of this Agreement.

                              ARTICLE 3. TRAINING.

      3.1 Operator will designate individuals (up to 4 persons) as trainee(s) to attend Franchisor's training school in Atlanta, Georgia (the "Maui Tacos Training School") or at another


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training location selected by Franchisor. Franchisor will offer initial training programs for Operator and its management employees at times selected by Franchisor. Franchisor will bear the costs of providing training programs, including the overhead costs of training, staff salaries, materials, and all technical training tools. Operator shall pay all traveling, living, compensation, and other expenses incurred by Operator and/or Operator's employees in connection with attendance at training programs. The training program and manner of conducting such program shall be at Franchisor's sole discretion and control. The training course will be structured to provide practical training in the implementation and operation of a System Restaurant as described in the UFOC.

      3.2 Operator will not allow any System Restaurant to be opened or managed by any person who has not attended and successfully completed the management training course designated by Franchisor. If Operator is an individual, and does not manage its System Restaurant on a day-to- day basis, and in the event its designated System Restaurant manager resigns or is terminated, Operator must arrange to have the successor restaurant manager (i) begin the required training course within 45 days of first assuming the duties of a restaurant manager and
(ii) successfully complete the course. Provided Operator successfully completes the training program, the required training course conducted at Franchisor's facilities will not extend beyond one (1) week. However, the course conducted at Franchisor's facilities requires an additional 120 hours of operational training in a Franchisor-approved System Restaurant.

      3.3 If at any time the trainee voluntarily withdraws from, or is unable to complete its training, or fails to demonstrate an aptitude, spirit or ability to comprehend and carry out the course of study to the reasonable satisfaction of Franchisor, then Franchisor shall have the right to require Operator's trainee to attend other training class(es) or to perform additional operational training until Franchisor is reasonably satisfied that Operator's trainee has satisfactorily completed the training course. Operator may not open its System Restaurant until training is completed to Franchisor's reasonable satisfaction.

      3.4 In the event of a sale to a third party of Operator's System Restaurant after opening, the transferee must be trained in the Maui Tacos Training School as a condition of Franchisor's consent to such transfer. All tuition costs for such training shall be deemed paid upon receipt by Franchisor of 5% of the sales price of operator's System Restaurant due in accordance with
Article 14 herein. In the event of an approved non-sale management transfer to a third party of Operator's System Restaurant, the transferee shall attend the Maui Tacos Training School and pay to Franchisor the training fee, which fee shall not exceed $1,500. No System Restaurant shall open or re-open until the Maui Tacos Training School certifies that the transferee is approved to operate the respective System Restaurant.

      3.5 Additional training sessions are available at Operator's request and expense, and at Franchisor's request, at Operator's expense, except for the initial training course itself. Operator's attendance at additional training sessions is mandatory if they are scheduled in Operator's state. For this additional training, Franchisor will provide the instructors and instructional materials, but Operator must arrange for transportation, lodging and food for itself and/or its manager. The cost will depend on the distance Operator must travel and the type of accommodations Operator chooses. Additionally, Operator must attend regional meetings when and if established by Franchisor, must attend annual national conventions when and if scheduled and must pay the registration fee.


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                  ARTICLE 4. MANUALS AND STANDARDS OF OPERATOR
                        QUALITY, CLEANLINESS AND SERVICE.

4.1 STANDARDS.

      In order to promote the value and goodwill of Franchisor's Marks and the System and to protect Franchisor's Marks and the other Maui Tacos operators who comprise the Maui Tacos franchise system, Operator agrees to conduct its business in accordance with the standards promulgated by Franchisor as follows:

4.2 MANUALS.

      4.2.1 In the Manuals and other publications, Franchisor will list authorized products to be sold by Operator, and promulgate standards of operation for System Restaurants, including standards of quality, cleanliness, and service for all food, beverages, furnishings, interior and exterior decor, supplies, fixtures, and equipment used in connection with each System Restaurant. Operator agrees to operate its System Restaurant in accordance with the standards, specifications and procedures set forth in the Manuals, this Agreement and the sublease for the Location. Operator further agrees that changes in the menu, or the standards, specifications and procedures may become necessary from time to time and agrees to accept as reasonable all modifications, revisions and additions to the Manuals as authorized by Franchisor. The sale of any product or service at the Operator's Location, without Franchisor's prior written approval shall constitute a material violation of this Agreement.

      4.2.2 The Manuals and all amendments to the Manuals (and copies thereof) are copyrighted and remain Franchisor's property. They are loaned to Operator for the term of the Agreement, and must be returned to Franchisor upon the Agreement's termination, expiration or nonrenewal. The Manuals are highly confidential documents which contain certain trade secrets of Franchisor, and Operator shall never reveal, and shall take all reasonable precautions, both during and after the term of this Agreement, to assure that its employees or any other party under Operator's control, shall never reveal any of the contents of the Manuals or any other publication, recipe or secret provided by Franchisor, except as is necessary for the operation of Operator's System Restaurant.

4.3 HOURS.

      Franchisor and Operator agree that the hours of operation of Operator's System Restaurant are at a minimum, 10:00 am. to 12:00 p.m. (midnight), seven days per week, and Operator agrees to operate its System Restaurant during such hours. If the Location is in a mall or shopping center, the hours of the mall or shopping center shall control. Operator shall diligently and efficiently exercise its best efforts to achieve the maximum gross sales possible from its location, and will be open for business not less than 14 hours per day, seven days per week, unless additional opening hours are reasonably required to maximize operations and sales. If such hours are incorrect in relation to the sales potential of Operator's System Restaurant, then Franchisor and Operator shall reasonably adjust such hours by jointly establishing new hours of operation. It is acknowledged that the hours


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of other operators will vary in relation to each respective location, and local legal restrictions, if any.

4.4 APPEARANCE.

      From time to time, Operator's System Restaurant may need a cosmetic improvement or equipment change or addition in order to comply with the Manuals and/or to maintain proper operations and an aesthetic appearance and professional image. Accordingly, Franchisor may require remodeling and renovation, and modifications to existing equipment and improvements as is reasonably necessary. Franchisor shall not require any such work at a particular System Restaurant less than 3 years after the opening of the System Restaurant except: (i) for additional equipment if new food preparation methods or products are developed and authorized by Franchisor; (ii) if repairs or repainting are necessary to maintain the appearance of the interior and exterior of the Location in a clean and orderly condition satisfactory to Franchisor; or (iii) upon the sale of the Operator's System Restaurant. Within 90 days after receipt of written notice, Operator shall fully implement and complete such changes to its System Restaurant operating under this Agreement.

4.5 PRODUCT LINE AND SERVICE.

      Operator agrees to only serve the approved limited product line items specified by Franchisor in this Agreement or in the Manuals and to follow all specifications and formulas of Franchisor as to specifications, contents, weight and quality of products served to its customers from Operator's System Restaurant.

4.6 CONTAINERS, FIXTURES AND OTHER GOODS.

      4.6.1 Operator agrees that all food and drink items will be served in containers bearing accurate reproductions of Franchisor's Marks. All containers, napkins, bags, cups, matches, menus and other packaging and like articles used in connection with Operator's System Restaurant shall conform to Franchisor's specifications, shall be imprinted with Franchisor's Marks and shall be purchased by Operator from a distributor or manufacturer approved in writing by Franchisor, as provided in Article 8, which approval will not be unreasonably withheld.

      4.6.2 No item of merchandise, furnishings, interior and exterior decor items, supplies, fixtures, equipment or utensils bearing any of Franchisor's Marks shall be used in or upon any System Restaurant unless the same shall have been first submitted to and approved in writing by Franchisor.

                ARTICLE 5. MENUS, UNIFORMS, INSPECTIONS, SIGNS.

5.1 MENUS.

      5.1.1 Operator shall not manufacture, advertise for sale, sell or give away any product unless such product has been approved in the Manuals as an authorized product for sale in Operator's System Restaurant and not thereafter disapproved in writing by Franchisor. All approved products shall be distributed under the specific name designated by Franchisor. Operator shall establish all menu prices in its sole discretion. Operator shall offer for sale in its System Restaurant


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only those food products which Franchisor designates as "approved and authorized" or which Franchisor has made available as a "regionalized" menu or has otherwise specifically approved in writing (each, "Authorized Product"). No standard product will be removed from the menu unless Operator is so instructed by Franchisor.

      5.1.2 Such "Authorized Products" shall be marketed by approved menu formats to be utilized in Operator's System Restaurant. The approved and authorized menu and menu format(s) may include, in Franchisor's discretion, requirements concerning organization, graphics, product descriptions, illustrations, and any other matters (except prices) related to the menu, whether or not similar to those listed. In Franchisor's discretion, the menu and/or menu format(s) may vary depending upon region, market size, and other factors. Franchisor may change the menu and/or menu format(s) from time to time or region to region or authorize tests from region to region or authorize non-uniform regions or non-uniform System Restaurant(s) within regions, in which case Operator will be given a reasonable time (not longer than 30 days) to discontinue use of any old menu format(s) and implement use of the new menu format(s).

      5.1.3 Operator shall, upon receipt of notice from Franchisor, add any Authorized Product to its menu according to the instructions contained in the notice. Operator shall have a minimum of 30 days after receipt of written notice in which to fully implement any such change. Operator shall cease selling any previously approved product within 30 days after receipt of notice that the product is no longer approved.

      5.1.4 The Authorized Products sold by Operator shall be of the highest quality, and the ingredients, composition, specifications, and preparation of such food products shall comply with the instructions and recipes provided by Franchisor or contained in Franchisor's Operations Manual, and with the further requirements of Franchisor as they are communicated to Operator from time to time.

5.2 COMPLIANCE.

      Operator shall operate each of its System Restaurants as a clean, orderly, legal and respectable place of business in accordance with Franchisor's business standards and merchandising policies, and shall comply with all applicable ordinances, laws, statutes and regulations governing the operation of such premises, including all disability, food and drug laws and regulations. Operator shall not allow any Location or part of a Location to be used for any immoral or illegal purpose.

5.3 SIGNS, DESIGNS AND FORMS OF PUBLICITY.

      5.3.1 Operator shall maintain a suitable sign or awning at, on, or near the front of the Location, identifying the Location as a "Maui Tacos Restaurant". Such sign shall conform in all respects to Franchisor's requirements and in accordance with the layout and design plan approved for the Location, except to the extent prohibited by local legal restrictions.

      5.3.2 No exterior or interior sign or any design, advertisement, internet address, "web page" or world wide web home page, sign, or form of publicity, including form, color, number,


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location, and size, shall be used by Operator or any Association (as defined below) unless first submitted to Franchisor and approved in writing (except with respect to prices). Any request by Operator for such approval shall be properly submitted in duplicate to: (i) Franchisor's Legal Department, Attention: General Counsel, 740 Broadway, New York, New York 10003; and (ii) Franchisor's President, 1775 The Exchange, Suite 540, Atlanta, Georgia, 30339. Franchisor shall respond to such request within 30 days of its receipt. Whenever Operator elects to utilize, in the form supplied, advertising supplied by Franchisor or any promotional item specifically approved by Franchisor, no further approval for use of such material is required. Upon written notice from Franchisor, Operator shall discontinue and/or remove any objectionable advertising materials or any other materials not suitable for display, in Franchisor's sole discretion.

5.4 UNIFORMS AND EMPLOYEE APPEARANCE.

      Operator shall cause all employees, while working in System Restaurants, to: (i) wear uniforms of such color, design, and other specifications as Franchisor may designate from time to time, and (ii) present a neat and clean appearance. If the type of uniform utilized by Operator is removed from the list of approved uniforms, Operator shall have 60 days from receipt of written notice of such removal to discontinue use of its existing inventory of uniforms and implement the approved type of uniform.

5.5 VENDING OR OTHER MACHINES.

      Operator shall not permit vending or game machines or any other mechanical device to be installed or maintained in its Location without Franchisor's prior written approval. Operator agrees to purchase, install and maintain a continuous music system, approved by Franchisor, in its Location. The music selections will be controlled by Franchisor.

5.6 INSPECTION.

      5.6.1 Franchisor's authorized representatives shall have the right to enter upon the entire main floor and basement of Operator's System Restaurant during business hours, without disrupting Operator's business operations, for the purposes of examining same, conferring with Operator's employees, inspecting and checking operations, food, beverages, furnishings, interior and exterior decor, supplies, fixtures, and equipment, and determining whether the business is being conducted in accordance with this Agreement, the System and the Manuals.

      5.6.2 In the event any such inspection indicates any deficiency or unsatisfactory condition with respect to any matter required under this Agreement or the Manuals, including but not limited to quality, cleanliness, service, health and authorized product line, Franchisor will notify Operator in writing of Operator's non-compliance with the Manuals, the System, or this Agreement. Operator shall have 24 hours after receipt of such notice, or such other greater time period as Franchisor in its sole discretion may provide, to correct or repair such deficiency or unsatisfactory condition, if it can be corrected or repaired within such period of time. If not, Operator shall within such time period commence such correction or repair and thereafter diligently pursue it to completion.


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              ARTICLE 6. ADVERTISING AND FRANCHISEE CO-OPERATIVES.

      6.1 Operator and Franchisor acknowledge the value of advertising and accordingly Operator agrees to pay 4% of its gross sales for each and every week of its operations to Franchisor (the "Advertising Fee"). These funds will be deposited, at Franchisor's sole discretion, into a segregated advertising account (with other advertising collections) controlled by Franchisor or to a regional advertising cooperative covering Operator's System Restaurant. Advertising payments will then be spent for advertising to benefit Operator and/or all or regional operators of System Restaurants. The Advertising Fee shall be paid in accordance with the procedure described in Article 9.

      6.2 Franchisor, at its sole discretion, may spend the collected fees directly, or may authorize payment of the advertising collections for media time, production of media materials, whether for radio, television, newspapers or store level materials such as flyers, or posters, or for any other type of advertising or marketing use. Franchisor is not, under any circumstances, obligated to contribute to any national or local advertising fund, program, Association, or other organization any advertising fees or contributions.

      6.3 Franchisor encourages the formation and operation of voluntary Operator Cooperative Advertising Associations (each an "Association"). Each Association shall function for the purpose of creating a cohesive team to coordinate advertising, marketing efforts and programs and maximizing the efficient use of local advertising media. If an Association is formed for Operator's region, each Operator must participate in the Association or lose its right to vote as to decisions regarding advertising and marketing efforts and programs. Each Association establishes the fees payable by its members, which fees are collected by Franchisor and distributed to the Association, subject to a $10 per restaurant per month collection/service fee.

      6.4 If requested, Franchisor will assist in establishing an Association or otherwise assist in deciding how to allocate all or part of the advertising funds paid by Franchisor to the Association (such funds will be paid to each Association at the Franchisor's sole discretion, who is entitled to expend the funds at its sole discretion in accordance with the provisions of this Agreement). If Franchisor elects to pay all or a portion of the advertising collections to an Association and if one of the following events occurs and is not resolved by the Association, then Franchisor reserves the right to exercise sole decision-making power over the advertising funds: (i) if an Association ceases functioning; or (ii) an impasse arises because of the inability or failure of the Association members to resolve any issue affecting the establishment or effective functioning of an individual Association; or (iii) an Association fails to function in a productive or harmonious manner; or (iv) an Association is unable to approve any advertising program within a reasonable time not to exceed 30 days. Franchisor reserves the right to establish general standards concerning the operation of all Associations, advertising agencies retained by Associations, and advertising programs conducted by Associations. No decisions shall be made or advertising funds spent without Franchisor's prior written approval.

      6.5 Operator acknowledges receipt of Franchisor's UFOC which refers to (a) Maui Tacos Brand Building Fund, Inc. ("MTBBFI"); (b) and the Council of Maui Tacos Suppliers; (c) a research and development fund; (d) the Grand Opening event, and (e) the Initial Program as


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explained below.

      6.5.1 MTBBFI is the non-profit entity authorized to receive marketing allowances and payments from Maui Tacos distributors, manufacturers and other entities that are associated in business, directly or indirectly, with Franchisor or the System or its operators or any part thereof. The activities of MTBBFI are controlled by Maui Tacos operators elected to the Maui Tacos Operator Advisory Board, subfranchisors elected to the Maui Tacos Subfranchisor Advisory Board and representatives of Franchisor. By this Agreement, Operator consents to the receipt of such funds by MTBBFI or its successors, as well as the expenditure thereof for advertising and marketing expenses. These expenses may include costs for personnel, management fees, advertising agencies, operating expenses, matching fund programs, research and development, administrative expenses, production of educational or training materials, production of commercials, focus groups or other studies, the purchase of television or radio or other media time, print advertising, restaurant design studies or modifications, consultants and such other marketing and advertising uses as may be authorized by the majority of elected members of the Maui Tacos Operator Advisory Board, subfranchisors elected to the Maui Tacos Subfranchisor Advisory Board and representatives of Franchisor (collectively the "Board"). If for some reason there is a refusal or inability to participate in such decisions by the Board or portions thereof, or if there are no elected representatives of franchisees or subfranchisors, Franchisor is hereby granted the power and authority to vote for the missing representatives.

      6.5.2 By execution of this Agreement, Operator consents to the formation and existence of the Maui Tacos Brand Building Fund, Inc., its right and privilege to seek voluntary contributions of 1% to 3% of gross sales, or any higher fee or a flat fee if a sales percentage is not practical, from all MAUI TACOS manufacturers, distributors, vendors and purveyors who sell products or provide services to the MAUI TACOS System or Maui Tacos Brand Building Fund, Inc., and the system of authorizing utilization of these collections and any resulting expenditures thereafter.

      6.5.3 The Council of Maui Tacos Suppliers is an association composed of approved manufacturers, distributors and the Franchisor, established for the purposes of improving communication between manufacturers and distributors, and improving distribution and development of improved Authorized Products. This Council reimburses Franchisor for employee and other expenses involved in the distribution and manufacturing of Raw Materials. Operator consents to the receipt of such funds by Franchisor;

      6.5.4 Franchisor and certain manufacturers have agreed to establish a research and development fund for improvement of specific Authorized Products and Operator consents to Franchisor's receipt of reimbursement funds arising from expenses incurred in such research and development.

      6.5.5 In addition to the Advertising Fee, Operator agrees to spend a minimum of $4,000 for its "Grand Opening" promotion as designated by Franchisor. The "Grand Opening" event is required for all operators and functions to introduce Operator's System Restaurant to the public. The application and use of the "Grand Opening" funds shall be controlled by Franchisor's marketing department.


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      6.5.6 During the first twelve months after the opening of its System
Restaurant, Operator agrees to implement an initial local restaurant marketing plan which includes coupon and monthly events (the "Initial Program"). To fund the Initial Program, commencing two weeks after the opening of its System Restaurant, Operator agrees to pay Franchisor the sum of $2,000 by paying $40 per week for 50 consecutive weeks, in accordance with the procedures established in Article 8. The application and use of the Initial Program funds shall be controlled by Franchisor's marketing department or its designee.

                 ARTICLE 7. COMPANY MARKS AND ADDITIONAL MARKS.

      7.1 The license and related rights to use the System, the Manuals, Franchisor's Marks and any other proprietary products granted by this Agreement are applicable only with respect to Operator's System Restaurant at the Location, and not elsewhere, except in the event of a relocation approved in writing by Franchisor. This Agreement does not authorize the use of mobile vending vehicles, carts, kiosks or any other non-traditional delivery systems.

      7.2 Operator shall not interfere in any manner with, or attempt to prohibit, the use of Franchisor's Marks by any other Operator of Franchisor or in connection with Nontraditional Maui Tacos Restaurants, distribution points or any other system used to distribute Maui Tacos authorized or branded products.

      7.3 Franchisor may, from time to time, in Franchisor's sole discretion, obtain additional trademark and/or service mark rights in words and/or designs. In the event of any of these occurrences, Franchisor may license Operator to use those trademarks or service marks by giving written notification to Operator that such marks now form part of Franchisor's Marks. The term of such license will be coextensive with the term of this Agreement or as otherwise established by Franchisor, and will be subject to all restrictions with respect to the use of those rights as set forth in this Agreement and in the notice granting Operator the license.

               ARTICLE 8. DISTRIBUTION AND PURCHASE OF EQUIPMENT,
                          SUPPLIES, AND OTHER PRODUCTS.

      Operator agrees to use only Franchisor's approved products and portion control formulas in the preparation of Authorized Products. Operator further agrees to only buy Raw Materials, as defined below, manufactured in accordance with Franchisor's specifications from approved manufacturers, distributed by approved distributors, and sold to Operator as follows:

8.1 DEFINITIONS.

      For the purpose of this Agreement, "distributor" is defined as any entity, except a manufacturer, that directly or indirectly delivers raw materials to the Operator. A "manufacturer" is defined as the entity that manufactures and/or sells the Raw Materials to a distributor. Raw Materials means all of the products purchased from distributors, and/or manufactured or sold by manufacturers or production entities which are used in the creation of Authorized Products. Raw Materials include, but are not limited to printed paper goods, meats, cheeses, produce, seafood, bakery products, salsas, chips, clothing, rice, beans (collectively, the "Raw Materials").

"Authorized" means approved by Franchisor in accordance with the procedures established in this Agreement.

8.2 DISTRIBUTORS.

      8.2.1 Operator acknowledges that it is generally unrealistic from a cost and service basis to have more than one distributor in the market area of Operator's System Restaurant, and that to obtain the lowest distribution costs, all regional operators should only purchase from one authorized Maui Tacos distributor. Operator agrees to only purchase all equipment, supplies, Raw Materials and other products and materials necessary for the operation of its System Restaurant solely from Authorized distributors, and other authorized sources who demonstrate, to the continuing reasonable satisfaction of Franchisor, the ability to meet Franchisor's then-current standards and specifications for such items; who possess adequate quality controls and capacity to supply Operator and all other System operators needs promptly and reliably; who demonstrate the ability and willingness to work with Franchisor to provide the assistance needed by the those operators in the region and all other System Operators; who agree to distribute all authorized Maui Tacos products; who comply with Franchisor's reasonable requirements; and who have been approved in writing by Franchisor and not thereafter disapproved.

      8.2.2 If Operator desires to purchase any items from an unapproved distributor, whom Operator desires to become an Authorized distributor, Operator shall first submit a written request, in duplicate, for such approval to Franchisor, addressed to (i) President: 1775 The Exchange, Suite 540, Atlanta, Georgia and (ii) General Counsel, 740 Broadway, New York, New York 10003, accompanied by a similar written request for approval from the proposed distributor. Franchisor shall have the right to require that the proposed distributor provide reasonable financial, operational and economic information regarding its business and that Franchisor's representatives be permitted to inspect the proposed distributor's facilities and establish economic terms, delivery, service and other requirements consistent with other distribution relationships for other system restaurants. The proposed distributor shall pay to Franchisor in advance all of Franchisor's reasonable costs in review of the application of the distributor to service the Operator as well as all current and future reasonable costs related to inspecting and reinspecting the distributor's facilities, equipment, Raw Materials in the distributor's possession at any time. Franchisor may revoke its approval upon the distributor's failure to continue to meet any of Franchisor's criteria. Nothing in this article shall require Franchisor to approve any distributor. Upon the receipt by Franchisor of Operator and the proposed distributor's request for approval in full compliance of this article, Franchisor will notify Operator of its decision within 90 days after receipt thereof. In the event an alternate approved distributor to the recommended distributor is used by Operator, as a condition thereof Operator and all other operators shall authorize the alternate distributor to provide to Franchisor duplicate purchase invoices for Franchisor's records and inspection purposes and to otherwise comply with Franchisor's reasonable requests.

8.3 MANUFACTURERS.

      8.3.1 The parties agree that Franchisor's product specifications and portion control system are highly confidential information and are trade secrets of Franchisor. In order to (i) achieve appropriate pricing, (ii) obtain the specially formulated Maui Tacos authorized Raw Materials for

Operator and all of Franchisor's System Restaurants, and (iii) establish consistent uniformity of Maui Tacos products, Operator acknowledges that purchasing by all System or regional operators from approved manufacturers is a necessity. Because of the importance of quality and uniformity of product and the significance of product specifications and portion control in the preparation of Authorized Products to achieve and maintain such quality and uniformity, it is to the mutual benefit of the parties that Franchisor closely control the production and distribution of the Raw Materials used to produce authorized products sold by Operator. Similar considerations may also apply to other products which Franchisor may develop in the future. Operator therefore agrees to purchase only Raw Materials manufactured in accordance with Franchisor's specifications and quality standards by approved manufacturers who demonstrate, to the continuing reasonable satisfaction of Franchisor, the ability to meet Franchisor's then-current standards and specifications for such items; who possess adequate quality controls and capacity to meet the needs of Operator and all other System Operators in a given region or territory promptly and reliably; who demonstrate the ability and willingness to work with Franchisor and to provide the assistance needed by the Maui Tacos System and who have been approved in writing by Franchisor and not thereafter disapproved.

      8.3.2 If Operator desires to purchase any items from an unapproved manufacturer, who Operator desires to become an Authorized manufacturer, Operator shall first submit a written request, in duplicate, for such approval to Franchisor, addressed to (i) President: 1775 The Exchange, Suite 540, Atlanta, Georgia 30339 and (ii) General Counsel, 740 Broadway, New York, New York 10003 accompanied by a similar written request for approval from the proposed manufacturer. Franchisor shall have the right to require that the proposed manufacturer provide reasonable financial, operational and economic information regarding its business and that Franchisor's representatives be permitted to inspect the proposed distributor's facilities and establish economic terms, delivery, service and other requirements consistent with other with other manufacturing relationships for other system restaurants. The proposed manufacturer shall pay to Franchisor in advance all of Franchisor's reasonable costs in review of the application of the manufacturer to service the Operator as well as all current and future reasonable costs related to inspecting and reinspecting the manufacturer's facilities, equipment and Raw Materials at any time. Franchisor may revoke its approval upon the manufacturer's failure to continue to meet any of Franchisor's criteria. Nothing in this article shall require Franchisor to approve any manufacturer. Upon the receipt by Franchisor of Operator and the proposed manufacturer's request for approval in full compliance of this article and the completion of all of the inspections needed by Franchisor to evaluate the manufacturer, Franchisor will notify Operator of its decision within 90 days after completion of such application and inspections. If an alternate approved manufacturer to the recommended manufacturer is used by Operator, as a condition thereof Operator and all other operators shall authorize the alternate manufacturer to provide to Franchisor duplicate purchase invoices for Franchisor's records and inspection purposes and to otherwise comply with Franchisor's reasonable requests.

8.4 PURCHASE OBLIGATIONS.

Operator agrees to purchase the following items from the approved distributor and manufacturer designated by Franchisor:

      8.4.1 all Branded Maui Tacos Products that bear Franchisor's Mark; Franchisor has a long term strategic plan to create another profit center for Operator and itself by the sale of Maui Tacos branded products in System Restaurants, supermarkets, grocery stores, etc. To accomplish this goal, Franchisor intends to develop such products. To effectuate this long term strategy, Operator agrees to cooperate with Franchisor with respect to the purchase, display and sale of any Branded Products authorized for sale by Franchisor. Operator consents to the receipt by Franchisor of licensing fees from manufacturers who manufacture Branded Products which will compensate Franchisor for such use of Franchisor's Marks.

      8.4.2 certain Maui Tacos standard exterior and interior signs; These signs require the prior fabrication of sign molds or advance production in quantity to be either affordable or promptly available. If Franchisor has entered into an agreement with approved sign manufacturer(s), granting rights to use Franchisor's Marks in connection with the signs and to sell such signs to Maui Tacos operators, Operator agrees to purchase its signs from the authorized sign manufacturer(s).

      8.4.3 Coca-Cola fountain service products: Operator agrees to only use the fountain service Coca-Cola products authorized by Franchisor and no other beverages unless approved in writing by Franchisor.

      8.4.4 Operator agrees that at such times that Franchisor establishes a regional or national purchasing program for any of the Raw Materials, which may benefit Operator by reduced price, lower labor costs, production of improved Authorized Product(s), increased reliability in supply, improved distribution, Raw Material cost control (establishment of consistent pricing for reasonable periods to avoid market fluctuations), improved operations by Operator or other tangible benefits to Operator, Operator will participate in such purchasing program in accordance with the terms of such program.

                 ARTICLE 9. CONTINUING FRANCHISE FEES, REPORTS,
                               BOOKS AND RECORDS.

9.1 CONTINUING FRANCHISE FEES.

      9.1.1 Operator shall pay to Franchisor weekly during the term of this Agreement and any renewals or extensions thereof, 6% of the weekly gross sales of Operator's System Restaurant. For the purposes of this Agreement, "gross sales," means gross revenues (excluding price discounts and allowances) received by Operator as payment, whether in cash or for credit (and, if for credit, whether or not payment is received therefor), for all beverages, food, and other goods, services, and supplies including all sales from approved co-brands as described in Article 23 sold in or from each of Operator's System Restaurants, and gross revenues received by Operator from any other business (including, but not limited to, all revenues from any mechanical or other device, such as vending or game machines installed at the Location) operated at the Location, excluding sales taxes.

      9.1.2 At Franchisor's request, Operator shall promptly execute or re-execute within 5 days after Franchisor's request, and deliver to Franchisor appropriate pre-authorized check forms or such other instruments or drafts required by Franchisor's bank, payable against Operator's bank account, to enable Franchisor to electronically (draft on Operator's account by electronic withdrawal), collect the 6% and 4% (see Article 6) of gross sales payable under the terms of this Agreement. At

Franchisor's request, Operator shall, within 5 days from such request, promptly perform such acts as to enable Franchisor or its designee to connect its computers to Operator's computer(s) or Operator's POS System so that Franchisor or its designee may electronically obtain statistical information regarding Operator's business activities that Franchisor may in its sole discretion request. Operator agrees to not disconnect Franchisor or its designee from such connection or phone line at any time, for any reason, without Franchisor's prior written approval. Operator specifically authorizes Franchisor to either "upload" or "download" information in and from or to its computers, cash registers or other such devices as allowed by law, as it relates to the System Operation by internet, intranet, and other networks or other means as they become available.

      9.1.3 Operator shall report its gross sales by telephone within 2 days after the end of each business week (currently Tuesday) or at such other times as are established by Franchisor in its sole discretion. Operator shall submit written weekly summaries showing results of its operations by the following Saturday. If Operator fails to report its sales on a timely basis, Franchisor may estimate the amount of Operator's sales. Franchisor will then deposit or transfer the reported, or in the absence of a report, the estimated, amounts due into its own account, using the System Operator's pre-authorized checks or other instruments. If any draft, electronic or otherwise, is unpaid because of insufficient funds or otherwise, then Operator shall pay Franchisor's expenses arising from such non-payment, including bank fees in the amount of at least $30.00, hourly staff charges arising from such default, and any other related expenses incurred by Franchisor. By the 5th day of each month Operator shall pay to Franchisor any sums unpaid for the prior month to adjust for sales owed for any partial week or sales that were unpaid, improperly recorded or not credited on Operators books and records. Operator hereby agrees to pay any sales, use or other tax now or hereinafter imposed on franchise fees, advertising fees or any additional rental collected under the sublease for the Location, imposed by any Federal, state or local governmental authorities. Franchisor, at its sole discretion, may collect the taxes in the same manner as franchise fees are collected herein and if Franchisor collects such taxes, Franchisor shall promptly pay the tax collections to the appropriate governmental authority.

9.2 REPORTS AND INSPECTION OF RECORDS.

      9.2.1 Operator shall submit to Franchisor a quarterly Profit and Loss Statement, signed and certified by Operator. The Profit and Loss Statement shall be prepared by a Certified or Public Accountant, in accordance with generally accepted accounting principles, and shall provide Operator's sales, expenses and financial status with respect to Operator's System Restaurant. Operator shall submit to Franchisor a copy of the original signed 1120 or 1120S tax form each and every year or any other forms which take the place of the 1120 or 1120S forms. Operator shall also provide Franchisor with copies of signed original sales and use tax forms contemporaneously with their filing with the appropriate state or local authority. Franchisor reserves the right to require such further information concerning Operator's System Restaurant as Franchisor may from time to time reasonably request.

      9.2.2 Upon 10 days prior written notice, Franchisor, its agents or representatives may audit Operator's books and records in accordance with generally accepted standards established by certified public accountants. In connection with such audit(s) or other operational visits, Operator agrees to keep its cash receipts records, weekly and monthly control forms, accounts payable records including all payments to Operator's suppliers in its System Restaurant or at its business office for 3 years after their due date, which records shall be available for examination by Franchisor or its representative(s), at Franchisor's request. Without any prior written notice, Franchisor, its agents or representatives may inspect Operator's entire System Restaurant and Operator's daily, weekly and monthly statistical information ("Redbook Information") which is required under the Operational Manual. Operator shall make such Redbook Information available for such inspections in recognition that an operational inspection cannot succeed without review of essential statistical information.

      9.2.3 If any audit or other investigation reveals an under-reporting or under-recording error of 5% or more, then in addition to any other sums due, the expenses of the audit/inspection shall be borne and paid by Operator upon billing by Franchisor, plus interest at the highest compound rate authorized by the state in which the System Restaurant is located, but not to exceed the rate of 15% per annum.

      9.2.4 Operator acknowledges that Franchisor's Operations Department regularly reviews ongoing operations at System Restaurants to ensure consistency of products and service and compliance with the Manuals and this Agreement. Operator therefore agrees to promptly complete and submit all forms requested by Franchisor's Operations Department, whether on a daily, weekly or monthly basis. Non-compliance with this obligation constitutes a material violation of this Agreement.

            ARTICLE 10. COVENANT REGARDING OTHER BUSINESS INTERESTS.

      10.1 For purposes of this Article only, "Operator" shall mean and include the individual Operator; Operator's spouse and minor children; Operator's shareholders, officers, and directors, if Operator is a corporation; and any one or more partners or participants in Operator, if Operator is a partnership or joint venture, or members, if Operator is an LLC.

      10.2 Operator acknowledges that the Maui Tacos System is unique and distinctive and has been developed by Franchisor at great effort, time, and expense, and that Operator has regular and continuing access to valuable and confidential information, training, and trade secrets regarding the Maui Tacos System. Operator recognizes its obligations to keep confidential such information as set forth herein. Operator therefore agrees as follows:

      10.2.1 During the term of this Agreement, except with Franchisor's prior written consent, Operator shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, engage in the production or sale at retail or wholesale of any Mexican food product or any other main course item authorized by Franchisor, now or in the future approved by Franchisor for use in Operator's System Restaurant, or have any employment or interest in any firm engaged in the production or sale of such products.

      10.2.2 Upon the termination, expiration or nonrenewal of this Agreement, or if Operator assigns or transfers its interest herein to any person or business entity, or if any person identified in the first paragraph of this Article terminates its relationship with Operator, then for a period of 60 months thereafter such Operator shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, engage in the production or sale at retail of any Mexican type food product, or have any employment or interest in any firm engaged in the production or sale at retail or wholesale of any such products, at a site within a radius of 5 miles of any of Operator's former System Restaurants or within 5 miles of any other System Restaurant or Distribution Point then existing, unless Franchisor gives its prior written consent. If Operator violates the terms of this paragraph, Operator shall pay to Franchisor, as liquidated damages, an amount equal to $5,000 per month for each month this covenant is violated, plus 6% of the gross sales achieved at the site during the continuation of such violation.

      10.2.3 In the event any portion of the above covenants violates laws affecting Operator, or is held invalid or unenforceable in a final judgment to which Franchisor and Operator are parties, then the maximum legally allowable restriction permitted by law shall control and bind Operator. Franchisor may at any time unilaterally reduce the scope of any part of the above covenants, and Operator shall comply with any such reduced covenant upon receipt of written notice.

      10.3 The provisions of this Article shall not limit, restrain or otherwise affect any right or cause of action which may accrue to Franchisor for any infringement of, violation of, or interference with, this Agreement, or Franchisor's Marks, System, trade secrets, or any other proprietary aspects of Franchisor's business.

               ARTICLE 11. INTERFERENCE WITH EMPLOYMENT RELATIONS.

      Without Franchisor's prior written consent, during the term of this Agreement, Operator shall not employ or seek to employ, directly or indirectly, any person serving in an executive, managerial or operational position who is at the time or was at any time during the prior 6 months employed by Franchisor or any of its subsidiaries. Request for Franchisor's consent shall be sent in duplicate and addressed in writing to Franchisor's Vice-President of Operations and to its General Counsel.

                      ARTICLE 12. SUBFRANCHISORS, SALESMEN.

      Inasmuch as this Agreement has not been executed by the Operator at the office of Franchisor, Franchisor requires certain assurances that this Agreement has been sold in accordance with applicable laws, rules and regulations. Accordingly, in order to induce Franchisor to execute this Agreement, Operator agrees to execute a Rider/Questionnaire to this agreement that acknowledges that Franchisor is relying upon the acknowledgments, representations and commitments of Operator that no other salesman, staff member, entity, or associate of Franchisor has met Operator regarding this franchise sale or the offer and acceptance thereof other than those set forth therein. The rider shall identify all sales persons involved in the sales, negotiation and execution of this Agreement and shall identify the subfranchisor. Franchisor shall be entitled to rely on the Rider/Questionnaire, and Operator shall be bound by its contents.

                 ARTICLE 13. LOCAL RESTAURANT MARKETING MANUAL.

      Operator acknowledges that Franchisor's local restaurant marketing ("LRM") manual and other marketing and advertising materials emphasize the implementation of marketing efforts within a mile radius of Operator's System Restaurant. Such references, suggestions and emphasis do not directly or indirectly grant to Operator a protected market or other exclusive right within such 3 mile marketing area, but rather reflects the reality that Operator's local marketing activities should initially be commenced in the area immediately adjacent to its System Restaurant.

                  ARTICLE 14. NATURE OF INTEREST, AND TRANSFER.

14.1 GENERAL PROVISIONS.

      14.1.1 This Agreement shall inure to the benefit of the successors and assigns of Franchisor. Franchisor shall have the right to transfer or assign this Agreement to any person or legal entity who assumes its terms and agrees to comply with Franchisor's obligations contained herein. Franchisor shall have no liability for the performance of any obligations contained in this Agreement after the effective date of such transfer or assignment.

      14.1.2 The rights and duties created by this Agreement are personal to Operator. Accordingly, except as otherwise permitted herein, neither Operator nor any person with an interest in Operator shall, without Franchisor's prior written consent, directly or indirectly sell, assign, transfer, convey, give away, pledge, mortgage, or otherwise encumber any direct or indirect interest in this Agreement or, if Operator is a partnership, joint venture, LLC or corporation, any direct or indirect interest in Operator. Any such purported assignment occurring by operation of law or otherwise without Franchisor's prior written consent shall constitute a default of this Agreement by Operator, and shall be null and void. Except in the instance of Operator advertising to sell its System Restaurant pursuant to the terms hereof, Operator shall not, without Franchisor's prior written consent, offer for sale or transfer at public or private auction or advertise publicly for sale or transfer, the furnishings, interior and exterior decor items, supplies, fixtures, equipment, Operator's sublease or the real or personal property used in connection with Operator's System Restaurant.

14.2 CONSENT TO TRANSFER.

      14.2 For all proposed transfers or assignments of this Agreement, and transfers of more than 51% of the outstanding and issued stock of Operator by one or more transfers or any transfer which, directly or indirectly, effectively changes management control of Operator, Franchisor will not unreasonably withhold its consent to any transfer or assignment which is subject to the restrictions of this Article, provided however, Franchisor shall not be required to give its consent unless all of the following conditions are met prior to the effective date of assignment:

      14.2.1 Upon the execution of this Agreement and upon each direct or indirect transfer of an interest in this Agreement or in Operator and at any other time upon Franchisor's request, Operator shall, within 5 days prior to such transfer or at any other time at Franchisor's request, furnish Franchisor with an estoppel agreement indicating any and all causes of action, if any, that Operator may have against Franchisor or if none exist and a list of all shareholders or partners having an interest in this Agreement or in Operator, the percentage interest of each shareholder or partner, and a list of all officers and directors, in such form as Franchisor may require.

      14.2.2 Operator's written request for transfer of either a partial or whole interest in this

Agreement or Operator's System Restaurant must be accompanied by an offer to Franchisor of a right of first refusal at the same price offered by any bona fide buyer less 5% percent Franchisor shall have the right and option, exercisable within 15 days after receipt of such written notification, to send written notice to Operator or such person that Franchisor or its third-party designee, intends to purchase the interest which is proposed to be transferred, on the same terms and conditions offered by the third party. If Franchisor accepts such offer, the 5% transfer/administrative fee due by Operator in accordance with Article 3 shall be waived by Franchisor. Any material change in the terms of an offer prior to closing shall cause it to be deemed a new offer, subject to the same right of first refusal by Franchisor, or its third-party designee, as in the case of the initial offer. Franchisor's failure to exercise such option shall not constitute a waiver of any other provision of this Agreement, including any of the requirements of this Article with respect to the proposed transfer.

      14.2.3 The Operator is not in default under the terms of this Agreement, the Manuals or any other obligations owed Franchisor, and all of its then-due monetary obligations to Franchisor have been paid in full.

      14.2.4 The Operator and its shareholders or members, if the Operator is a corporation or limited liability company, have executed a general release under seal, in a form prescribed by Franchisor, of any and all claims against Franchisor, its affiliates, subsidiaries, shareholders, directors, officers, subfranchisors and employees.

      14.2.5 The transferee/assignee has demonstrated to Franchisor's satisfaction that it meets all of Franchisor's then-current requirements for new operators or for holders of an interest in a franchise, including, without limitation, possession of good moral character and reputation, satisfactory credit ratings, acceptable business qualifications, and the ability to fully comply with the terms of this Agreement.

      14.2.6 The transferee/assignee has assumed this Agreement by a written assumption agreement approved by Franchisor, or has agreed to do so at closing, and at closing executes an assumption agreement approved by Franchisor.

      14.2.7 The transferee/assignee, its manager or other employees responsible for the operation of the System Restaurant have satisfactorily completed Franchisor's training program.

      14.2.8 The transferee/assignee executes such other documents as Franchisor may require, including a replacement franchise agreement on the then-standard franchise agreement form used by Franchisor, in order to assume all of the obligations of this Agreement, to the same extent, and with the same effect, as previously assumed by the assignor.

      14.2.9 At the completion of Operator's sale transaction, Operator shall pay to Franchisor an administrative/transfer fee of 5% of the gross selling price of Operators System Restaurant or in the event of a nonsale management transfer, a fee of $1,500 to cover Franchisor's training expenses. This five 5% administrative transfer fee will not be due with respect to any transfer that (together with all other related previous, simultaneous, or proposed transfers) does not result in the transfer of control of Operator.

      14.2.10 Operator's rights may pass to Operator's next of kin or legatee if they assume Operator's obligations and attend and complete Franchisor's training program. Upon Operator's disability, Operator may sell the franchise or keep it, if operated by trained personnel.

      14.2.11 Franchisor's consent to a transfer shall not constitute a waiver of any claims it may have against the transferring party arising out of this Agreement or otherwise.

      14.2.12 If Operator is an individual, Franchisor hereby consents to the assignment of this Agreement and any and all obligations referable thereto without any fee charged by Franchisor to a corporation principally owned by Operator within 90 days from the date hereof. Upon such assignment and assumption by the corporation along with delivery of executed originals of same to Franchisor, the individual Operator shall be released from any and all personal liability.

                   ARTICLE 15. TERM, DEFAULT AND TERMINATION.

15.1 TERM.

      15.1.1 Provided Operator is not in default of the terms and conditions contained in its Location sublease and this Agreement, this Agreement shall continue for a period of 20 years or for any longer period coterminous with the term of the Location sublease.

      15.1.2 Operator may renew the rights granted by this Agreement for 4 additional terms of 5 years each, subject to the following conditions:

      15.1.2.1 Operator gives Franchisor written notice of Operator's election to renew not less than 6 and not more than 24 months before the end of the then current term;

      15.1.2.2 Operator is not in default of any provision of this Agreement or any amendments to this Agreement, the Location sublease, the Manuals or any monetary obligation owed to Franchisor or its affiliates; and

      15.1.2.3 At Franchisor's request, Operator shall undertake and complete the reasonable renovation or modernization of its System Restaurant.

      15.1.2.4 Operator shall execute Franchisor's then-current franchise agreement and related agreements.

15.2 DEFAULTS WITHOUT OPPORTUNITY TO CURE.

Operator shall be in default and Franchisor may, at its option, upon 30 days written notice to Operator, terminate this Agreement and all rights granted by it, without affording Operator any opportunity to cure the default, upon the occurrence of any of the following events:

      15.2.1 Operator's knowingly or intentionally maintaining false books or records, or submitting any false report or payment to Franchisor;

      15.2.2 Operator's conduct of the System Restaurant licensed pursuant to this Agreement is so contrary to this Agreement, the System and the Manuals as to constitute an imminent danger to the public health (for example, selling spoiled food knowing that the food products are spoiled or allowing a dangerous condition arising from a lack of security for customers to continue despite Operator's knowledge of such condition), or selling regularly unauthorized products to the public after notice of default and continuing to sell such products whether or not Operator has cured the default after one or more notices;

      15.2.3 The conviction of a felony, or a crime involving moral turpitude, or any other crime or offense that is reasonably likely, in the sole reasonable opinion of Franchisor, to adversely affect the System, Franchisor's Marks; the goodwill associated with the System or Franchisor's interest in each of them by Operator's, or its controlling or operating shareholders or members if Operator is a limited liability company, or Operator's partners if Operator is a partnership, excluding non-managing partners

      15.2.4 Operator's intentional disclosure or use of the contents of the Manual, trade secrets or confidential or proprietary information provided to Operator by Franchisor in violation of this Agreement, excluding acts of independent employees or others not under Operator's control; or

      15.2.5 If Operator repeatedly commits defaults under any provisions of this Agreement 8 or more occasions in any 12 month period, or 16 or more occasions in any consecutive 24 month period, even if Operator cured each such prior default, and even if Operator would otherwise be given an opportunity to cure the current default.

      15.2.6 Operator's, without Franchisor's consent, ceasing to operate or otherwise abandoning its System Restaurant or, upon destruction of its System Restaurant, failure to rebuild and resume operation within a reasonable time. Cessation of the business shall not constitute a default under this Agreement if caused by condemnation, expiration of a Location lease pursuant to its terms at execution, natural, governmental or supplier related causes out of Operator's control, or when failure to rebuild following destruction of the System Restaurant is prohibited by law or the Location lease. In the event of termination pursuant to this subsection 15.2.6, the written notice period shall commence five days from the date Franchisor sends written notice to Operator. At the expiration of this time period, this Agreement shall be deemed terminated. For purposes of this article, ceasing to operate or otherwise abandoning its System Restaurant shall be defined as Operator's failure to open its Maui Tacos Restaurant for business for five consecutive days.

15.3 DEFAULTS WITH OPPORTUNITY TO CURE.

      15.3.1 Except as otherwise provided in this Agreement, Operator shall have 10 days after Franchisor's written notice of default within which to remedy any default under this Agreement, and to provide evidence of such remedy to Franchisor. If any such default is not cured within that time period, or such longer time period as applicable law may require, Franchisor may, at its option, terminate this Agreement and all rights granted by it, by sending a 5 day written notice of cancellation of this Agreement to Operator. Upon the expiration of such 5 day period, this Agreement shall end and expire as if it were the day fixed for termination of this Agreement.

      15.3.2 Operator shall be in material default under this Article for any failure to comply with any of the requirements imposed by this Agreement. Such material defaults shall include, without limitation, the occurrence of any of the following events:

      15.3.2.1 Operator's failure, refusal, or neglect to promptly pay any monies owed to Franchisor, its subsidiaries or affiliates, when due, or to submit the financial or other information required by Franchisor under this Agreement.

      15.3.2.2 Operator's failure to maintain the standards specified by Franchisor in the Manual or otherwise.

      15.3.2.3 Operator's failure, refusal or neglect to obtain Franchisor's prior written approval or consent as required by this Agreement.

      15.3.2.4 Operator's misuse or unauthorized use of Franchisor's Marks or other material impairment of the goodwill associated therewith or Franchisor's rights therein.

      15.3.2.5 Operator's commencement or conducting of any business operation, or marketing of any product, under a name or mark which, in Franchisor's reasonable opinion, is confusingly similar to Franchisor's Marks.

      15.3.2.6. Operator's default, without cure after the applicable grace period, under any lease, sublease, sub-sublease, mortgage, or deed of trust covering the Location.

      15.3.2.7 Operator's failure to procure or maintain the insurance required by this Agreement or in the lease and sublease for the Location.

      15.3.2.8 Operator's default in the performance of any term, condition or obligation in payment of any indebtedness to its landlord or sublandlord, distributors or suppliers or others arising out of the purchase of inventory, supplies or purchase or lease of equipment for operation of its System Restaurant, and if any such default is not cured within 30 days after written notice by Franchisor to Operator, unless Operator is determined by a court of competent jurisdiction to be not in default.

      15.4 In the event of a default by Operator, all of Franchisor's costs and expenses arising from such default, including reasonable legal fees and reasonable hourly charges of Franchisor's administrative employees shall be paid to Franchisor by Operator within 5 days after cure.

      15.5 Notwithstanding the obligations of Operator and Franchisor to arbitrate all disputes and other conflicts, Operator and Franchisor acknowledge that certain defaults require immediate action to protect the appropriate party. Accordingly, Franchisor and Operator each hereby consent to and authorize the other party to apply to any court of competent jurisdiction for judicial assistance in restraining and enjoining violations of this Agreement. Both Franchisor or Operator are entitled to an injunction restraining Franchisor or Operator from committing or continuing to commit any default, breach or threatened breach of this Agreement, without showing or proving any actual damage sustained by the party seeking such relief.

      15.6 Non-enforcement by Franchisor of any violation of the terms of this Agreement by Operator shall not constitute a waiver of such violation by Franchisor nor shall Franchisor be deemed to have waived any of its rights to enforce compliance by Operator of such breach or any other breach of this Agreement.

              ARTICLE 16. RIGHTS AND OBLIGATIONS UPON TERMINATION.

Upon the termination of Operator's rights granted under this Agreement, (whether during the term of the Agreement or at its conclusion) the following apply:

      16.1 Upon termination of this Agreement by lapse of time or by default, Operator's right to use Franchisor's Marks, or any other mark distributed by Franchisor or insignia or slogan used in connection therewith, or any confusingly similar trademark, service mark, trade name or insignia shall cease. Operator shall immediately discontinue use of Franchisor's Marks, System, and color scheme. Operator shall at its own cost, make cosmetic changes to Operator's System Restaurant from Franchisor's proprietary designs including, but not limited to, the removal of all Maui Tacos identifying materials and distinctive Maui Tacos cosmetic finishes, tile walls, interior wall coverings and colors, exterior finishes and colors, signage and Maui Tacos counter equipment (which shall be deemed proprietary to Franchisor) from the Location as Franchisor may reasonably direct.

      16.2 Franchisor may retain all fees paid pursuant to this Agreement.

      16.3 Any and all obligations of Franchisor to Operator under this Agreement shall immediately cease and terminate.

      16.4 Any and all rights of Operator under this Agreement shall immediately cease and terminate.

      16.5 In no event shall a termination or expiration of this Agreement affect Operator's obligations to take or abstain from taking any action in accordance with this Agreement. The provisions of this Agreement which constitute post-termination covenants and agreements including the obligation of Franchisor and Operator to arbitrate any and all disputes shall survive the termination or expiration of this Agreement.

      16.6 Operator acknowledges and agrees that rights in and to Franchisor's Marks and the use thereof shall be and remain the property of Franchisor.

      16.7 If Operator has registered any of Franchisor's Marks or the name "Maui Tacos" as part of Operator's assumed, fictitious or corporate name, Operator shall promptly amend such registration to delete Franchisor's Marks therefrom.

      16.8 Operator shall immediately pay any and all amounts owing to Franchisor, its subsidiaries and affiliates.

      16.9 Franchisor shall have the option, exercisable by written notice within 30 days after the termination of this Agreement, to take an assignment of all telephone numbers (and associated listings) for Operator's System Restaurant. Operator is not entitled to any compensation from Franchisor if Franchisor exercises this option.

                             ARTICLE 17. INSURANCE.

      17.1 Operator shall obtain and maintain insurance coverage which shall in each instance designate Franchisor, and its subsidiaries, as an additional named insured, with an insurance company approved by Franchisor, which approval shall not be unreasonably withheld as follows:

      17.1.1 Comprehensive general liability insurance (including products liability and sexual harassment coverage); with coverage of $1,000,000 to $3,000,000 combined single limit for death, personal injury, and $100,000 property damage coverage.

      17.1.2 Business interruption insurance, including Location rentals and Additional Rentals for 12 months after casualty, in amounts equal to at least $100,000.

      17.1.3 Workers' compensation insurance (coverage B) as required by applicable law.

      17.1.4 Fire, and extended coverage insurance, insuring the construction of improvements and completed System Restaurant operated by Operator, for the full replacement value thereof.

      17.1.5 If Operator establishes a delivery service for Authorized Products, Operator shall obtain separate non-owned auto coverage insurance. Operator may not directly or indirectly deliver any Authorized Products until such insurance is obtained and Franchisor named as additional insured therein.

      17.2 In the event of damage to the System Restaurant covered by insurance, the proceeds of any such insurance shall be used to restore the System Restaurant to its original condition as soon as possible, unless such restoration is prohibited by the Location lease or Franchisor has otherwise consented to in writing. Upon obtaining such insurance, Operator shall promptly provide to Franchisor proof of such insurance coverage and/or at such other times upon the request of Franchisor.

      17.3 Operator shall, prior to opening its System Restaurant, file with Franchisor, certificates of such insurance and shall promptly pay all premiums on the policies as they become due. In addition, the policies shall contain a provision requiring 30 days prior written notice to Franchisor of any proposed cancellation, modification, or termination of insurance. If Operator fails to obtain and maintain the required insurance, Franchisor may, at its option, in addition to any other rights it may have, procure such insurance for Operator without notice and Operator shall pay, upon demand, the premiums and Franchisor's costs in taking such action.

                   ARTICLE 18. SOLE OBLIGATIONS OF FRANCHISOR.

      18.1 As described in Franchisor's Uniform Franchise Offering Circular (the "UFOC"), received by Operator at least 10 business days prior to the execution of this Agreement, Franchisor has obligated itself to provide specific services to Operator. Franchisor also provides other voluntary services at its sole discretion. Franchisor and Operator agree that the following are the only required obligations of
Franchisor:

      18.1.1 To approve the Location of Operator.

      18.1.2 To reasonably assist Operator with any operational or financial problem encountered by Operator, after notice to Franchisor in duplicate sent to: (i) Franchisor c/o General Counsel, 740 Broadway - 12th Floor, New York, New York 10003; and (ii) Vice President - Operations, 1775 The Exchange, Suite 540, Atlanta, Georgia 30339 by certified mail (return receipt requested) or at any subsequent addresses established by Franchisor, of Operator's problem and the type of assistance needed. At no time shall reasonable assistance be interpreted to require Franchisor to pay any money to Operator. Franchisor, in its sole discretion, may provide any assistance at Franchisor's designated office or where Operator is located, at a time to be determined by Franchisor.

      18.1.3 To reasonably administer to the advertising program. Operator acknowledges that pursuant to the advice of advertising and marketing professionals, advertising collections will at times be aggregated until sufficient revenues are accumulated to commence or complete an advertising or marketing program. Reasonable administration shall be deemed to be good faith attempts to utilize the advertising funds in accordance with the advice and suggestions of the advertising and marketing staff or outside advertising and/or marketing companies, consultants or other entities retained for such purpose.

      18.1.4 To assist Operator in arranging for the initial financing of its System Restaurant, if feasible and necessary (Franchisor is not directly or indirectly responsible for the failure of Operator to meet the qualifying standards of such independent financing sources).

      18.1.5 To supply to Operator a set of standard decor and layout plans and to thereafter approve the initial decor and layout of Operator's System Restaurant.

      18.1.6 To loan Operator a copy of its Operations Manual or computer diskette thereof which manual contains mandatory and suggested specifications, standards and procedures. This Manual is confidential and remains Franchisor's property.

      18.1.7 To train Operator in accordance with Article 3 herein, and to provide representatives of Franchisor to assist in opening the System Restaurant.

      18.2 Franchisor shall not and cannot be held in breach of this Agreement until (i) Franchisor has received notice of any alleged breach from Operator in duplicate, by registered mail, sent to the parties set forth in paragraph 2 of this Article; and (ii) Franchisor has failed to remedy the breach within a reasonable period of time after such notice, which period shall not be less than 60 days. This is a material term of this Agreement and may not be modified or changed by any arbitrator in an arbitration proceeding or otherwise in any court of competent jurisdiction.

              ARTICLE 19. POINT OF SALE SYSTEM, COLLECTION OF DATA.

      19.1 This Agreement and the Manuals require the submission of weekly statistical control forms as well as other financial, operational and statistical information required by Operator and Franchisor to: (i) assist Operator in the operation of its System Restaurant in accordance with the System; (ii) allow Franchisor to monitor the Operator's gross sales, purchases, costs and expenses; (iii) enable Franchisor to develop chainwide statistics which may improve bulk purchasing; (iv) assist Franchisor in the development of new authorized products or the removal of existing unsuccessful Authorized Products; (v) enable Franchisor to refine existing Authorized Products; (vi) generally improve chainwide understanding of the System; and (vii) obtain new types of information unknown at this time (collectively, the "Information"). To achieve these results, cash collection and data processing systems are necessary.

      19.2 Operator agrees to purchase and use the point of sale cash collection and data processing system (the "POS System") and only the specified software authorized by Franchisor, as specified in the Construction and Equipment Manual or otherwise by Franchisor in writing. The POS System includes a PC based cash register, register tape printer, magnetic stripe reader, cash drawer, defined Franchisor polling and register software and telecommunications equipment.

      19.3 Operator agrees to (i) connect the POS System to Operator's telephone line(s); (ii) maintain it in good working order; and (iii) not disconnect any POS System connection or phone line at any time, for any reason, without prior written approval. Operator agrees, at Franchisor's request, to maintain membership in a designated third party network (such as Compuserve, AOL, Prodigy, etc.) for the purpose of implementing, transmitting, collecting and maintaining any Information or data exchange system. Operator specifically authorizes Franchisor to either "upload" or "download" information in and from or to its computers, cash registers or other such devices as allowed by law, as it relates to the System Operation by internet, intranet, and other networks or other means as they become available.

      19.4 Operator agrees to pay to Franchisor up to $13 weekly (subject to reasonable annual increases) in the manner provided under Article 9 herein, for support service for the POS System software during the term of its franchise and any renewals. This fee will be collected by Franchisor for payment to 1 or more 3rd party suppliers who are designated by Franchisor to provide the support service. The 3rd party suppliers will provide 24-hour telephone support and annual maintenance for any upgrades and enhancements that they make to the required POS System software. Franchisor may cancel this service on 30 days' written notice to Operator, and may resume these services at any time with any supplier Franchisor chooses. Franchisor may revise the POS System specifications. Operator may be required to upgrade or update its POS System recording system. On Franchisor's request, Operator must apply for and maintain debit card, credit card or other non-cash payment systems to enable customers to purchase products through these procedures. There is no contractual limitation on Franchisor's right to receive information through the POS System.

                ARTICLE 20. RELATIONSHIP OF PARTIES, DISCLOSURE.

      20.1 Franchisor and Operator are not and shall not be considered joint ventures, partners, or agents of each other, or anything other than Franchisor and Operator, and neither shall have the power to bind or obligate the other except specifically as set forth in this Agreement. Franchisor and Operator agree that the relationship created by this Agreement is not a fiduciary relationship. Operator shall not, under any circumstances, act or hold itself out as an agent or representative of Franchisor. Operator agrees to indemnify and hold Franchisor harmless from any claims, demands, liabilities, actions suits or proceedings asserted by third parties arising out of the operation of Operator's System Restaurant or Operator's breach of any of the terms of this Agreement. Franchisor agrees to indemnify and hold Operator harmless from any claims, demands, liabilities, actions suits or proceedings asserted by third parties and arising out of Franchisor's operations unless caused by Operator.

      20.2 As set forth in the UFOC delivered to Operator as described above, Operator acknowledges that Franchisor has entered into certain subfranchise agreements with subfranchisors and/or area developers in certain areas and territories. Pursuant to these contracts, the subfranchisors of Franchisor are obligated to provide certain sales, operational and support services for Franchisor. Operator acknowledges that the relationship between Franchisor and all of its subfranchisors and/or area developers is strictly contractual and that no subfranchisor and/or area developer is an agent of Franchisor. Accordingly, Operator acknowledges and agrees that any past, current or future subfranchisor is not the actual, express or implied agent of Franchisor, and has no power or authority to: (i) act on Franchisor's behalf; (ii) enter into or execute any agreement on Franchisor's behalf; (iii) make any representation or promise on Franchisor's behalf; or (iv) bind Franchisor in any way. Unless otherwise specifically agreed to in writing, Franchisor expressly disavows any acts by others, including subfranchisors, that purport to bind Franchisor in any way. Operator agrees to waive any claim or defense in any litigation or arbitration proceeding that a subfranchisor is the express or implied agent of Franchisor. Operator agrees that any attempt to raise, assert or justify such claim or defense in any proceeding constitutes a material default of this Agreement.

      20.3 Articles have been published about Maui Tacos, specifically one entitled Beach Blanket Burrito which appeared in the December 1998 issue of The Chain Leader and the other entitled Hawaiian Style Mexican Hits the Mainland with Maui Tacos which appeared in the November 23, 1998 issue of Nation's Restaurant News (the "Printed Articles"). These Printed Articles as written may not be delivered to you by Franchisor as that may violate existing franchise laws, and if improperly delivered, Franchisor will not execute a franchise agreement until the violation is cured.

                         ARTICLE 21. DISPUTE RESOLUTION:
                       ARBITRATION AND LEGAL PROCEEDINGS.

      21.1 Franchisor and Operator acknowledge that disputes or disagreements may arise during the term of this Agreement and any renewals thereto. Franchisor and Operator have elected to resolve such disputes or disagreements in a non-judicial alternative dispute resolution format ("ADR"). An ADR format minimizes the expense of dispute resolution and generally can be accomplished in a more expeditious and effective manner. By agreeing to an ADR format, both Operator and Franchisor are also waiving a number of rights, remedies and privileges which may arise in a judicial resolution format. In view, however, of the continuing relationship between Operator and Franchisor over the original and renewal terms of this Agreement, both Operator and

Franchisor agree that an ADR format is the most economical, efficient and practical way to resolve disputes and disagreements.

      21.2 Accordingly, except as otherwise provided in this Agreement, in the event of any dispute or disagreement between Franchisor and Operator with respect to any issue arising out of or relating to this Agreement, its breach, its interpretation or any other disagreement between Operator and Franchisor, such dispute or disagreement shall be resolved by arbitration. In the event of any dispute or disagreement, Operator and Franchisor both agree to submit the dispute to arbitration in accordance with the least expensive procedure of the American Arbitration Association ("AAA"), and the application for such arbitration shall be filed in the AAA's New York City office. Franchisor and Operator agree that the hearing(s) shall be held in New York City, State of New York before one arbitrator. This paragraph shall not apply to any monetary defaults of Operator, including Operator's obligation to pay franchise and advertising fees to Franchisor, as to which Franchisor shall be free to utilize any right or remedy it may have at law or equity.

      21.3 Franchisor and Operator agree that this Agreement evidences a transaction involving interstate commerce and that the enforcement of this arbitration provision and the confirmation of any award issued to either party by reason of an arbitration conducted pursuant to this arbitration provision is governed by the Federal Arbitration Act, 9 U.S.C. ss. 1 et seq.

      21.4 Punitive or exemplary damages or attorney's fees may not be awarded by the arbitrator(s), and any such award shall not be enforceable or enforced by any court. Except as otherwise provided, each party shall bear its own attorney's fees, expert witness fees, and other court costs incurred in connection with any legal action or arbitration between Franchisor and Operator. If the waiver of punitive or exemplary damages or legal fees and related costs are in violation of the laws of the state where the Operator's System Restaurant is located, such claims may be awarded by the arbitrator(s), and any such award shall be enforceable or enforced in any court of appropriate jurisdiction. This agreement shall be strictly construed in the arbitration hearing. In no event can the material provisions of this Agreement including, but not limited to the method of operation, Authorized Product line or monetary obligations specified in this Agreement, amendments to this Agreement or in the Manuals be modified or changed by the arbitrator at the arbitration hearing.

      21.5 Except for injunctive relief (including temporary restraining orders, preliminary injunctions and injunctions or similar relief which must be brought in an appropriate local forum), any legal proceeding authorized by this Agreement shall be commenced only in the Federal District Court for the Southern District of New York and both Franchisor and Operator consent to the jurisdiction in the Federal District Court for the Southern District of New York. In the event the parties do not meet the jurisdictional requirements for Federal Court, the parties consent to jurisdiction in the Supreme Court, New York County, State of New York. Operator agrees that mailing to its last known address by certified mail of any process shall constitute lawful and valid process. In all cases, Operator and Franchisor each waives any right to a trial by jury. Notwithstanding the foregoing, if the laws of the state where Operator's System Restaurant is located requires jurisdiction of the courts of that state or control by the laws of that state, then this Agreement shall be deemed modified to comply with the applicable laws thereto.

      21.6 The terms of this article shall survive termination, expiration or cancellation of this

Agreement.

             ARTICLE 22. EXECUTION, REQUESTS, CONSENTS AND WAIVERS.

      22.1 This Agreement takes effect upon its acceptance and execution by Operator and Franchisor, and shall be governed by and construed in accordance with the laws of the State of New York, USA. Franchisor will consider written requests by Operator for Franchisor's consent to a waiver of any obligation imposed by this Agreement. Operator agrees, however, that Franchisor is not required to act uniformly with respect to waivers, requests and consents as each request will be considered on a case by case basis, and nothing shall be construed to require Franchisor to grant any such request. Any waiver granted by Franchisor shall be without prejudice to any other rights Franchisor may have, will be subject to continuing review by Franchisor, and may be revoked, in Franchisor's sole discretion, at any time and for any reason, effective upon 10 days prior written notice to Operator. Franchisor makes no warranties or guarantees upon which Operator may rely, and assumes no liability or obligation to Operator by providing any waiver, approval, consent, assistance, or suggestion to Operator in connection with this Agreement, or by reason of any neglect, delay, or denial of any request.

      22.2 Unless otherwise provided, whenever this Agreement requires Operator to obtain Franchisor's prior written consent, Operator shall timely address its written request for such consent in duplicate to the parties set forth in paragraph 2 of Article 18 or such other persons as Franchisor may designate in writing. Franchisor will then consider such request and advise Operator of the decision, in writing, within 45 days. Franchisor's failure to advise Operator will constitute Franchisor's consent to such request. The 45 day period shall not begin to run, however, until Operator has provided Franchisor with all information and documentation requested by Franchisor. Neither Operator nor Franchisor shall be deemed to have waived or impaired any right, power or option reserved by this Agreement, including, without limitation, its right to demand strict compliance with every term, condition, and covenant herein, or to declare any breach thereof a default and to terminate this Agreement prior to the expiration of its term, by virtue of any custom or practice of the parties at variance with the terms hereof; by any forbearance, delay, failure, or omission to exercise any right, power, or option, whether of the same, similar, or different nature, against Franchisor, Operator, or any other operator; or by the acceptance of any payments due after any breach of this Agreement.

                      ARTICLE 23. MISCELLANEOUS PROVISIONS.

      23.1 This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, but such counterparts together shall constitute but one and the same instrument.

      23.2 This Agreement (as further explained in the UFOC) contains the entire agreement of the parties and cannot be modified, changed or amended except in writing and signed by Franchisor.

      23.3 There is no other agreement, representation or warranty made by Franchisor or any other entity or person associated with Franchisor other than contained in this Agreement. This Agreement is not subject to or conditioned upon the obtaining of a Location for Operator's System

Restaurant.

      23.4 Except as otherwise provided, each party shall bear its own attorney's fees arising from the negotiations and execution or lack of execution of this Agreement.

      23.5 Each article, paragraph, subparagraph, term, and condition of this Agreement shall be considered severable. If for any reason, any portion of this Agreement is determined to be invalid or in conflict with any law or rule in a final ruling issued by any court, agency, or tribunal with valid jurisdiction in a proceeding to which Franchisor is a party, that ruling shall not effect the validity or enforceability of any other portion of this Agreement.

      23.6 All notices to Franchisor required by the terms of this Agreement, unless otherwise provided, shall be sent by certified or registered mail or by overnight delivery service, addressed to the parties set forth in this Agreement, or at such other address as Franchisor designates. All notices to Operator required by the terms of this Agreement shall be sent by certified or registered mail or by overnight delivery service, addressed to Operator at the Location, or at such other or additional address as Operator designates in writing. If Operator refuses acceptance of any certified, registered or overnight delivery, acceptance shall be deemed to have occurred 48 hours after rejection of such notice.

      23.7 Operator acknowledges that the evolution of the System requires the development of Nontraditional Maui Tacos Restaurants, Maui Tacos Distribution Points and Branded Products.

      23.8 For the purpose of this article, a co-brand shall be defined as an independent operating system owned by another entity (not Franchisor) that is incorporated as an operational part within the Operator's System Restaurant. An example would be an independent ice cream/yogurt operation installed within Operator's System Restaurant. Subject to Franchisor's prior written approval, Operator may install approved co-branding marketing systems to be operated in conjunction with Operator's System Restaurant. Franchisor shall not be required to approve any co-branding marketing system unless Franchisor has recognized that co-branding system as an approved co-brand for operation within its system restaurants, either nationally or regionally. Inasmuch as Operator and its employees will be incorporating the co-brand within its System Restaurant, all sales of the co-brand shall be included within the definition of "gross sales" as defined in Article 9 herein and Operator shall pay to Franchisor franchise and advertising fees for such sales.

      IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the date of execution by Franchisor.

                                   MAUI TACOS INTERNATIONAL, INC.


__________________________            By:_______________________________________
Date of Execution                             Vice President

                                   Franchisee Name


Executed as of the date first
above written.                        By:_______________________________________
                                      Individual Name, Individual Title

By execution of this Agreement, the undersigned stockholder(s) of the corporate Operator, or members of the LLC, or the individual Operator hereby personally accepts and agrees to comply with Article 10 of this Agreement and acknowledges that the Franchisor has executed this Agreement in reliance upon the commitments contained in this Paragraph.


                                      __________________________________________
                                              Individual Name